SUPPLEMENTAL DISTRIBUTION PLAN
                                       of
                           SENTINEL GROUP FUNDS, INC.

                  Pursuant to Rule 12b-1 and relating solely to

                     SENTINEL SHORT MATURITY GOVERNMENT FUND

     Supplemental Distribution Plan dated as of the 27th day of March, 1995, as amended on June 9, 2005, March 16, 2006 and March 15, 2007, of Sentinel Group Funds, Inc., a Maryland corporation (the "Company"), and relating solely to Sentinel Short Maturity Government Fund (the "Fund"), a series of the Company.

                                   WITNESSETH:

     WHEREAS, the Company is engaged in business as a series open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

     WHEREAS, Sentinel Financial Services Company (the "Distributor") is a securities firm engaged in the business of marketing shares of investment companies through other securities firms; and

     WHEREAS, the Company has adopted a Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated as of March 1, 1993 (the "Existing Distribution Plan"), the provisions of which apply to all non-money market funds of the Company, pursuant to which the Distributor acts as the primary distributor of the Company's shares, and the sole distributor and representative of the Company in the offer and sale, primarily through financial intermediaries, of the common stock, par value $.01 per share, of each fund of the Company; and

     WHEREAS, the Fund is classified as a "fixed income fund" under the provisions of the Existing Distribution Plan; and

     WHEREAS, the Company desires to adopt this Supplemental Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act (the "Supplemental Plan"), pursuant to which only the Fund will pay additional fees to the Distributor with respect to the Fund's shares, which fees will reimburse the Distributor for payments made to financial intermediaries as additional distribution fees; and

     WHEREAS, the Directors of the Company have determined that there is a reasonable likelihood that adoption of this Supplemental Plan will benefit the Fund and its shareholders.


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     NOW, THEREFORE, the Company hereby adopts, and the Distributor hereby agrees to the terms of, this Supplemental Plan, in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

     1. The Company shall pay to the Distributor, for the purpose and on the further terms and conditions set forth herein, in addition to the amounts payable under the Existing Distribution Plan, an amount equal to the aggregate of the distribution expenditures relating to the sale of the shares of common stock of the Fund, up to a maximum of 0.25% of the average daily net assets of the Fund per annum. As a result, the maximum total distribution fees payable by the Fund under this Supplemental Plan and the Existing Distribution Plan shall be 0.25% of the average daily net assets of the Fund per annum.

     2. Under this Supplemental Plan, the Company shall reimburse the Distributor for expenses actually incurred by the Distributor for distribution fees paid to financial intermediaries who have executed an agreement with the Distributor, as provided in paragraph 3 below. In the event that for the Fund the aggregate of these reimbursable expenses exceeds the maximum set forth in paragraph 1 above, then the expenses described in this Supplemental Plan shall have priority over those reimbursements to be made to the Distributor with respect to the Fund under clauses (b) through (h) of paragraph 2 of the Existing Distribution Plan. In such event, the Distributor will not be reimbursed for any unreimbursed eligible expenses from any other fund of the Company, or in any future year.

     3. The agreements contemplated by paragraph 2 above shall permit payments to financial intermediaries by the Distributor only in accordance with the provisions of this paragraph. The Distributor may pay to the other party of any agreement a periodic fee for distribution, marketing and shareholder services provided by such other party in an amount up to the maximum annual percentage allowed in Paragraph 1 of this Plan of the average daily net asset value of the Qualifying Shares of each such Fund held by such other party's clients for the period as determined by the Distributor. "Qualifying Shares" shall mean those shares sold by such other parties after the Effective Date of this Plan, shares of predecessor funds of the Company as to which such distribution fees were earned under the distribution plan under Rule 12b-1 of such predecessor funds, and shares resulting from the reinvestment of dividends and distributions on such shares.

     4. The Distributor shall prepare reports to the Board of Directors of the Company on a quarterly basis summarizing all payments made by it pursuant to this Supplemental Plan and the agreements contemplated hereby, the purposes for which such payments were made and such other information as the Board of Directors or the Directors who are not interested persons may reasonably request from time to time.

     5. This Supplemental Plan shall become effective as to the Fund upon its approval by (a) a majority of the outstanding voting securities (as such phrase is defined in the Investment Company Act) of the Fund, and (b) a majority of the members of the Board of Directors of the Company, including a majority of the members of the Board of Directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of this Supplemental Plan, with votes cast in person at a meeting called for the purpose of voting on the Plan, and (c) upon the effectiveness of an Amendment to the Company's Registration Statement reflecting this Supplemental Plan, filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933. The date on which the last of (a), (b) and (c) occurs shall be the "Effective Date".


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     6. Upon receipt of the approvals required by paragraph 5 above, this
Supplemental Plan and the agreements contemplated hereby shall continue in effect beyond the first anniversary of its adoption by the Board of Directors of the Company only so long as (a) its continuation is approved at least annually in the manner set forth in either clause (a) or clause (b) of paragraph 5 above and (b) the selection and nomination of those Directors of the Company who are not interested persons of the Company are committed to the discretion of such Directors.

     7. This Supplemental Plan may be terminated without penalty at any time by a majority of those Directors of the Company who are not interested persons of the Company, or by the holders of a majority of the outstanding voting securities of the Fund.

     8. This Supplemental Plan may not be amended to increase the maximum amount permitted to be expended hereunder except with the approval of the holders of a majority of the outstanding voting securities of the Fund, and may not be amended in any other material respect except with the approval of the majority of the members of the Board of Directors of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of this Supplemental Plan. Amendments required to conform to changes in the Rule shall not be deemed to be material amendments.

     9. The Company shall preserve copies of this Supplemental Plan and any related agreements and all reports made pursuant to paragraph 4 hereof, for a period of not less than six years from the date of this Supplemental Plan, or the agreements or reports, as the case may be, the first two years in an easily accessible place.


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